As filed with the Securities and Exchange Commission on December 10, 2014

Registration No. 333-90819

Registration No. 333-175830

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-90819

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-175830

UNDER

THE SECURITIES ACT OF 1933

AutoNation, Inc.

(Exact Name of Registrant as specified in its charter)

Delaware	73-1105145
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 SW 1st Ave Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

AUTONATION 401(k) PLAN

(Full title of the plan)

Jonathan P. Ferrando

Executive Vice President—General Counsel, Corporate Development and Human Resources

200 SW 1st Ave

Fort Lauderdale, Florida 33301

(Name and address of agent for service)

954-769-6000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

AutoNation, Inc. (the “Company”) filed Registration Statements on Form S-8 (File Nos. 333-90819 and 333-175830) (the “Registration Statements”) with the U.S. Securities and Exchange Commission on November 12, 1999 and July 27, 2011, respectively. The Registration Statements covered an aggregate of 4,000,000 shares of common stock to be issued under the AutoNation 401(k) Plan (the “Plan”) and an indeterminate amount of plan interests.

As of December 1, 2014, the Plan terminated the option to invest in shares of the Company’s common stock under the Plan. Any investment of Plan accounts in the Company’s common stock is frozen such that participants in the Plan may only liquidate the Company’s common stock. In accordance with the undertaking made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, this Post-Effective Amendment is being filed to remove from registration the Company’s common stock and plan interests not issued pursuant to the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such common stock and plan interests.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on December 10, 2014.

AutoNation, Inc.

By:	/s/ Jonathan P. Ferrando
Name:	Jonathan P. Ferrando
Title:	Executive Vice President - General Counsel, Corporate Development and Human Resources